EXHIBIT 5.1

DLA Piper llp (us)
701 Fifth Avenue
Suite 7000
Seattle, Washington 98104

June 25, 2009

American Dairy, Inc.
Star City International Building,
10 Jiuxianqiao Road, C-16th Floor
Chaoyang District
Beijing, China, 100016

Re:           American Dairy, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

As legal counsel for American Dairy, Inc., a Utah corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, of up to 2,037,822 shares of common stock of the Company (the “Common Stock”) issued or issuable to the selling shareholders, including up to 1,570,201 shares of Common Stock issuable upon conversion of principal and interest payable under the Company’s 7.75% Convertible Notes Due 2009 (the “2009 Notes,” and the shares issuable upon conversion thereof, the “Conversion Shares”), up to 251,041 shares of Common Stock issuable upon exercise of warrants issued in connection with the 2009 Notes (the “Warrants,” and the Shares issuable upon exercise thereof, the “Warrant Shares”), and up to 216,580 shares of Common Stock issued to the selling shareholders in connection with the restructuring of the 2009 Notes (the “Settlement Shares,” and together with the Conversion Shares and the Warrant Shares, the “Shares”), to be sold by the selling shareholders named in the Registration Statement

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  With respect to our opinion below that the Shares have been duly authorized, we have relied solely upon our examination of the authorized shares provision of the Company’s Articles of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company.  With respect to our opinion that the Conversion Shares and the Warrant Shares will be validly issued, we have assumed that such shares will be evidenced by appropriate certificates, duly executed and delivered.  We are admitted to practice in the State of New York and various other States, but not the State of Utah, and we express no opinion concerning any law other than the law of the State of New York, the corporation laws of the State of Utah and the federal law of the United States.  As to matters of Utah corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of authorities administering such laws, all as reported in standard, unofficial compilations.

Based on such examination, we are of the opinion that the Shares being registered pursuant to the Registration Statement are duly authorized shares of Common Stock and are, or with respect to the Conversion Shares and the Warrant Shares if and when issued upon the conversion or exercise in accordance with the respective terms of the 2009 Notes and the Warrants will be, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.  This opinion is to be used only in connection with the sale of the Shares by the selling shareholders and the issuance of the Conversion Shares and Warrant Shares while the Registration Statement is in effect.

Respectfully submitted,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)